Exhibit 99.1

Seelos Therapeutics Announces Amendment of SLS-002 Agreement to Repurchase the Remaining Royalties Payable to Phoenixus AG for SLS-002 (Intranasal Racemic Ketamine Program), All Future Success and Commercial Based Milestones and the Change of Control Fee

NEW YORK, April 11, 2022 /PRNewswire/ -- Seelos Therapeutics, Inc. (Nasdaq: SEEL), a clinical-stage biopharmaceutical company focused on the development of therapies for central nervous system disorders and rare diseases, announced today an amendment of the agreement with Phoenixus AG, formerly known as Vyera Pharmaceuticals AG (“Vyera”), for the development of SLS-002 (intranasal racemic ketamine) to repurchase in cash and stock the remaining royalties payable on any future net sales of SLS-002, all future success and commercial based milestones and the change of control fee in the event SLS-002 is acquired.

On March 6, 2018, Seelos entered into an asset purchase agreement (the “Purchase Agreement”) with Vyera, currently known as Phoenixus AG, to acquire the assets and liabilities of Vyera’s intranasal racemic ketamine program, which Seelos now calls SLS-002. As additional consideration to certain upfront cash and equity payments and success-based milestone payments contemplated under the prior agreement, Seelos agreed to pay a mid-teens percentage royalty on any future net sales of SLS-002. In February 2021, Seelos amended the asset purchase agreement, for three additional cash payments, agreeing to repurchase 9% of the future royalties and reduce its royalty obligations to a mid-single digit percentage on any future net sales of SLS-002. Seelos completed those payments in February, June, and September of 2021. Under the amendment entered into on April 8, 2022, for additional cash and stock payments due by April 2022, July 2022 and January 2023, the parties have agreed to terminate in full all contingent payment obligations to Vyera and its related entities under the Purchase Agreement, effective upon the payment and issuance of all cash and stock payments.

“We believe this repurchase of the remaining financial obligations owed or that may become payable on SLS-002 has the potential to return meaningful future value to Seelos’ stockholders, assuming we are successful in the clinical development, regulatory approval processes, and commercialization of the intranasal ketamine program,” said Raj Mehra, Ph.D., Chairman and CEO of Seelos.

“This amendment removes all future royalties due to Vyera, nearly $100 million of potential future milestones and a change of control fee in the event this program were to be acquired as a standalone transaction or as part of a larger transaction,” said Michael Golembiewski, CFO of Seelos.

About SLS-002

SLS-002 is intranasal racemic ketamine with two investigational new drug applications for the treatment of Acute Suicidal Ideation and Behavior in Major Depressive Disorder or Post-Traumatic Stress Disorder. SLS-002 was originally derived from a Javelin Pharmaceuticals, Inc./Hospira, Inc. program with 16 clinical studies involving approximately 500 subjects. SLS-002 looks to address an unmet need for a therapy to treat suicidality in the U.S. Traditionally, anti-depressants have been used in this setting but many of the existing treatments are known to contribute to an increased risk of suicidal thoughts in some circumstances, and if they are effective, it often takes weeks for the full therapeutic effect to be manifested. The clinical development program for SLS-002 included two parallel healthy volunteer studies (Phase I) and is being followed by pivotal registration studies after meeting with the FDA. Based on information gathered from the databases of the Agency for Healthcare Research and Quality, there were more than 1,000,000 visits to emergency rooms for suicide attempts in 2019 in the U.S. alone. Experimental studies suggest ketamine has the potential to be a rapid, effective treatment for depression and suicidality.

About Seelos Therapeutics

Seelos Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development and advancement of novel therapeutics to address unmet medical needs for the benefit of patients with central nervous system (CNS) disorders and other rare diseases. The Company's robust portfolio includes several late-stage clinical assets targeting indications including Acute Suicidal Ideation and Behavior (ASIB) in Major Depressive Disorder (MDD) or Post-Traumatic Stress Disorder (PTSD), amyotrophic lateral sclerosis (ALS), spinocerebellar ataxia (SCA), Sanfilippo syndrome, Parkinson's Disease, other psychiatric and movement disorders plus orphan diseases.

For more information, please visit our website: http://seelostherapeutics.com, the content of which is not incorporated herein by reference.

Forward Looking Statements

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, among others, those regarding the ability of the royalty repurchase to return meaningful future value to Seelos stockholders, and Seelos' ability to succeed in the clinical development, regulatory approval processes and commercialization of its intranasal ketamine program (SLS-002). These statements are based on Seelos' current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to Seelos' business include, but are not limited to, the risk of not successfully executing its preclinical and clinical studies, and not gaining marketing approvals for its product candidates, the risk that prior clinical results may not be replicated in future studies and trials, the risks that clinical study results may not meet any or all endpoints of a clinical study and that any data generated from such studies may not support a regulatory submission or approval, the risks associated with the implementation of a new business strategy, the risks related to raising capital to fund its development plans and ongoing operations, risks related to Seelos' current stock price, risks related to the global impact of COVID-19, as well as other factors expressed in Seelos' periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact Information
Anthony Marciano
Chief Communications Officer
Seelos Therapeutics, Inc. (Nasdaq: SEEL)
300 Park Avenue, 2nd Floor
New York, NY 10022
(646) 293-2136
anthony.marciano@seelostx.com
www.seelostherapeutics.com
https://twitter.com/seelostx
https://www.linkedin.com/company/seelos

Mike Moyer

Managing Director

LifeSci Advisors, LLC

250 West 55th St., Suite 3401

New York, NY 10019

(617) 308-4306

mmoyer@lifesciadvisors.com